Exhibit 2.1

AMENDMENT NO. 5 TO

STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 5, dated as of September 10, 2008 (this “Amendment”), to the STOCK PURCHASE AGREEMENT, as previously amended, dated as of February 6, 2008 (the “Purchase Agreement”) by and among MBF Healthcare Acquisition Corp., a Delaware corporation (the “Buyer”), Critical Homecare Solutions Holdings, Inc., a Delaware corporation (the “Company”), Kohlberg Investors V, L.P., (the “Sellers’ Representative”) and the other stockholders of the Company set forth on the signature pages thereto (each, together with the Sellers’ Representative, a “Seller” and collectively, the “Sellers”) is entered into by and among the Buyer, the Company and the Sellers’ Representative (on behalf of all Sellers in such capacity). Capitalized terms used herein and not otherwise defined shall have their respective meanings set forth in the Purchase Agreement.

Section 2.6 of the Purchase Agreement provides the Sellers’ Representative with the authority to take any and all actions that may be necessary or desirable, as determined by the Sellers’ Representative, in its sole discretion, in connection with the amendment of the Purchase Agreement in accordance with Section 13.2 of the Purchase Agreement.

Pursuant to Section 13.2 of the Purchase Agreement, the Sellers’ Representative (on behalf of all Sellers in such capacity) and the Buyer wish to amend certain provisions of the Purchase Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment to Article I of the Purchase Agreement. The following definitions are hereby inserted alphabetically in Section 1.1 of the Purchase Agreement as follows:

“Aggregate Investment Amount” shall have the meaning set forth in the Subscription Agreement.

“Company Expenses” means $12,000,000 plus, to the extent not paid prior to the Closing Date, (i) all fees and expenses of the Company or any Seller related to the transactions contemplated by this Agreement, including the fees and expenses of Paul Weiss and UBS Securities LLC and (ii) any transaction bonus, discretionary bonus, “stay-put” or other compensatory payments to be made to any optionholder or current or former employee, board member or consultant of the Company or any Company Subsidiary at Closing as a result of the execution of this Agreement or consummation of the transactions contemplated hereby or at the discretion of the Company or any Company Subsidiary (other than any payments due as a result of any, direct or indirect, action taken by the Buyer or any of its Affiliates from and after the Closing).

“Earn-Out Consideration” means (i) twenty-five percent (25%) of the EBITDA in excess of $52,500,000 if paid in cash or (ii) thirty-three and one third percent (33 1/3%) of the EBITDA in excess of $52,500,000 if paid in Buyer’s Stock, calculated at the Per Share Earn-Out Price.

“Earn-Out Periods” means the five successive twelve-month periods beginning January 1, 2009 and ending December 31, 2013.

“EBITDA” means the consolidated earnings before interest, taxes, depreciation and amortization as defined in the Buyer’s senior credit facility existing as of the Closing Date (as amended, modified and replaced from time to time), as adjusted to reflect EBITDA of any acquisitions made during the applicable period as if such acquisition had been effective on the first day of the fiscal year in which such acquisition is consummated.

“Per Share Earn-Out Price” means the average closing sales price of Buyer’s Stock for the ten consecutive trading days prior to the payment of the Earn-Out; provided that the Per Share Earn Out Price shall be equal to the “Per Share Price” (as defined in the Equity Commitment) for the applicable fiscal year in which the Earn-Out Consideration is paid in Buyer’s Stock.

2. Amendment to Section 2.2 of the Purchase Agreement. The word “and” shall be inserted at the end of Section 2.2(h) and the “;” at the end of Section 2.2(i) shall be deleted and replaced with a “.” Section 2.2(j) of the Purchase Agreement is hereby deleted in its entirety.

3. Amendment to Section 13.1 of the Purchase Agreement. Section 13.1 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, that, to the extent applicable, the Company Expenses shall be paid by the Company on the Closing Date in accordance with Section 2.2(h). The Sellers shall cause all such Company Expenses to be invoiced at least two (2) Business Days prior to the Closing Date.”

4. Amendment to Annex A to the Purchase Agreement.

(a) Annex A to the Purchase Agreement is hereby replaced in its entirety with Annex A hereto as follows:

Annex A

Sellers, Shares and Preferred Stock

Seller	Common Stock	Preferred Stock

Kohlberg Investors V, L.P.	46,281,808	5,277.5
Kohlberg TE Investors V, L.P.	33,660,144	3,837.5
Kohlberg Offshore Investors V, L.P.	3,100,197	355.0
Kohlberg Partners V, L.P.	2,606,117	530.0
KOCO Investors V, L.P.	2,044,042	—
S.A.C. Domestic Investments, L.P.	548,077	36.5
Blackstone Mezzanine Partners II L.P.	2,104,673	—
Blackstone Mezzanine Holdings II L.P.	87,635	—
Nitin Patel	50,000	—
Robert Cucuel	238,462	—
Mary Jane Graves	138,462	—
Joey Ryan	38,462	—

Total	90,898,079	10,036.5

5. Amendment to Annex D to the Purchase Agreement. Annex D to the Purchase Agreement is hereby replaced in its entirety with the new Annex D attached hereto as Attachment A.

6. Earnout. After the conclusion of each Earn-Out Period and within thirty (30) days of the Buyer’s filing of its annual report on Form 10-K with the SEC, the Buyer shall pay to the Sellers and the Optionholders in accordance with their respective Adjustment Amount Transaction Percentage the Earn-Out Consideration for such Earn-Out Period; provided that the maximum Earn-Out Consideration for all such Earn-Out Periods (whether paid in cash, Buyer’s Stock or any combination thereof) shall not exceed $12,000,000 in the aggregate. The Buyer shall determine in its sole and absolute discretion whether to pay the Earn-Out Consideration in cash or Buyer’s Stock.

7. Equity Commitment. The Company hereby consents to the termination, amendment, modification and supplementing of the existing Equity Commitment Letter and its replacement with the letter agreement attached hereto as Attachment B, which shall be in full force and effect as of the date hereof.

8. Amendment to Schedules to the Purchase Agreement. Schedule 4.5 is hereby amended and restated in its entirety as set forth on Attachment C attached hereto. Schedule 5.2 is hereby amended and restated in its entirety as set forth on Attachment D attached hereto.

9. New Condition to Closing. The following shall be added as new conditions to Closing in Sections 8.15 and 9.9:

“The Subscription Agreement, dated as of the date hereof, between Buyer and MBF Healthcare Partners, L.P. shall be in full force and effect.”

10. Effect of Amendment. This Amendment shall become effective, and shall be deemed to be effective as of the date hereof. Except as otherwise expressly modified herein, the Purchase Agreement shall remain unchanged and is in full force and effect. All references in the Purchase Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder” or words of like import referring to the Purchase Agreement shall mean the Purchase Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Purchase Agreement, as amended hereby, shall in all instances remain as of February 6, 2008, and references to “the date hereof” and “the date of the Agreement” shall continue to refer to February 6, 2008.

11. Counterparts; Execution. This Amendment may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Amendment. This Amendment shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

12. Headings. The headings contained in this Amendment are intended solely for convenience and shall not affect the rights of the parties to this Amendment.

13. Governing Law. This Amendment and all claims relating to this Amendment shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principals of conflict of laws thereof.

14. Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any court of competent jurisdiction, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated thereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

MBF HEALTHCARE ACQUISITION CORP.

By:	/s/ Jorge L. Rico
Name: Jorge L. Rico

Title: Senior Vice President and Chief Operating Officer

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.

By:	/s/ Gordon Woodward
Name: Gordon Woodward

Title: Authorized Representative

KOHLBERG INVESTORS V, L.P.

By:	Kohlberg Management V, L.L.C., its general partner

By:	/s/ Gordon Woodward
Name: Gordon Woodward

Title: Authorized Representative

Attachment A

ANNEX D
Indemnity Escrow Allocation Percentage

Indemnity Escrow
Seller	Allocation Percentage

Kohlberg Investors V, L.P.	51.2%
Kohlberg TE Investors V, L.P.	37.2%
Kohlberg Offshore Investors V, L.P.	3.4%
Kohlberg Partners V, L.P.	2.9%
KOCO Investors V, L.P.	2.3%
S.A.C. Domestic Investments, L.P.	0.6%
Blackstone Mezzanine Partners II L.P.	2.3%
Blackstone Mezzanine Holdings II L.P.	0.1%

Total	100%

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